Exhibit 10.1

January 13th, 2021

Michael W. Valente

5433 East Berneil Drive

Paradise Valley, AZ 85253

Dear Michael:

Welcome to GCP Applied Technologies! This offer letter specifies the terms of your employment with GCP Applied Technologies (“GCP” or the “Company”).

If you agree with the terms of this offer letter, please sign this letter and the attached and incorporated Employee Confidentiality, Assignment, Non-solicitation and Non-competition Agreement where indicated below and return one fully executed copy to me.

Position and Responsibilities

As discussed, we anticipate that you will join the Company on or about January 18th 2021 (the actual date on which your employment commences, the “Start Date”), and you will commence employment in the position of “Vice President, General Counsel & Secretary” and you will be responsible for the duties that are typically associated with such role, and other duties as may be assigned to you. You will report to Simon Bates, in his capacity as the President and Chief Executive Officer. In addition, you will to be an Executive Officer of the Company upon approval by the Board of Directors effective on or as soon as practicable following the Start Date. You will work primarily at the Company’s headquarters, although from time to time your job duties may require you to travel.

Your employment with GCP is at-will and nothing in this letter, nor any other oral or written representations, may be considered a contract of employment or a promise of employment for any specific period of time. Subject to the GCP Severance Plan and your employment agreement, both you and GCP retain the option of ending your employment with GCP at any time, with or without notice and with or without cause, provided however, and notwithstanding anything in the contrary in any other agreement between you and the Company, if you resign from your employment with the Company, you will provide the Company with at least 30 days prior written notice.

Compensation

Base Salary

Your initial annual base salary will be $420,000 (“Annual Base Salary”). Thereafter, your Annual Base Salary will be subject to periodic review in accordance with Company practice and policy. The Annual Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for similarly situated employees.

Annual Incentive Compensation

You shall be eligible to earn a bonus (the “Bonus”) under the Company’s Annual Incentive Program (the “Program”) for 2021. For that calendar year, your targeted Bonus will be 60% of your Annual Base Salary. The actual amount of your bonus, if any, shall be based on the determination of the Compensation Committee of achievement of personal and financial metrics established by the Board or the Compensation Committee in connection with the Company’s budget process, subject to the terms of the Program. We anticipate that your targeted award under future bonus programs will be no less than 60% of your Annual Base Salary for the applicable calendar year pending any redesign of the Program in the future by the Board or its Compensation Committee. The design of Bonuses will be determined in the sole discretion of the Company, and there are no guarantees with respect to how any design changes will affect future Bonus payments to you. Unless otherwise provided in the Program or other written agreement between you and the Company, you must be employed by the Company on the day the Bonus is paid in order to earn or receive any Bonus or annual incentive compensation.

2021 Long-Term Incentive Compensation

You will be eligible, subject to approval by the Board or the Compensation Committee, to receive a grant under GCP’s 2021 “Long-Term Incentive” (“LTI”) program with a total targeted award value of $525,000. The target LTI awards for calendar year 2021 will be no more than 50% performance-based units and no less than 50% time-based restricted stock units. It is anticipated that this award will be approved by the Compensation Committee in February 2021. The award will be delivered to you with the same terms and conditions as other similarly situated executives at GCP, which may be subject to change by the Compensation Committee.

You will receive more information detailing the terms and conditions of this grant, after it has been issued. In addition, you may also be eligible to receive grants under GCP’s LTI program in the future. Future year awards might be different based on Company goals, market factors and individual contribution.

New Hire Long-Term Incentive Compensation

Subject to approval by the Board or the Compensation Committee, you will receive a sign-on grant of an award of time-based restricted stock units with a total targeted award value of $250,000 (the “Initial RSU Award”).

The Initial RSU Award will vest 50% on January 31, 2022 and 50% on January 31, 2023, subject to your continued employment through the applicable vesting date. The Initial RSU Award shall be subject to the terms of, and contingent upon your execution of, equity award agreements issued pursuant to the Company’s equity incentive plan or pursuant to inducement grant exception under §303A.08 of the New York Stock Exchange Listing Company Manual.

Travel Expense

You will work primarily out of the Company’s headquarters and thus will be expected to commute as needed. You will receive a payment of $10,000 per month for nine months following the Start Date for travel between Arizona and the Company’s headquarters as long as you remain an employee of the Company. After such time you will be responsible for any expense for commuting and accommodation related to working at the Company’s headquarters.

Severance

Your salary will cease to accrue immediately upon your termination of employment with the Company, regardless of the reason for such termination. If, however, you are involuntarily terminated by the Company under circumstances which would qualify you for severance pay under the terms of the GCP Severance Plan applicable to you, you will be eligible for severance pay under the terms of that Plan as in effect as of the date of your termination. In addition, you may be eligible for severance benefits in the event of a qualifying termination of employment within 12 months following a Change in Control of the Company (as such term is defined in the Change in Control Severance Agreement to be entered into between you and the Company (the “CIC Severance Agreement”)) pursuant to the terms of the CIC Severance Agreement. For the avoidance of doubt and notwithstanding anything to the contrary in the GCP Severance Plan applicable to you or in the CIC Severance Agreement, in no event shall the relocation of the Company’s headquarters within 12 months of the Start Date constitute Good Reason for purpose of the GCP Severance Plan applicable to you or for purposes of the CIC Severance Agreement. Any severance eligibility is subject to the terms of the applicable GCP Severance Plan or the CIC Severance Agreement, as applicable, and execution without revocation of a Severance Agreement and Release in the form provided by the Company. Notwithstanding anything therein to the contrary, the Company makes no representation or warranty and shall have no liability to you or any other person if any payments under the GCP Severance Plan are determined to constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), but do not satisfy an exemption from, or the conditions of, such Section.

Vacation

You shall be entitled to 20 vacation days in each calendar year, which shall accrue on a pro-rated basis, and otherwise to take paid holidays and certain other paid time off in accordance with applicable law and Company policies, as may be in effect from time to time.

Other Benefit Programs

You shall also be eligible to participate in the benefit plans and programs generally available to similarly situated employees of the Company (subject to the continuation of the plans and programs, and as they may amended from time to time).

Pre-employment

This offer is contingent upon satisfactory completion of a drug screening test, background check and satisfactory proof of your right to work in the United States.

Miscellaneous

You agree that, to the extent applicable, you will resign as a director, partner, officer and/or any other position at the Company and each direct or indirect subsidiary of the Company and/or of any other business entity directly or indirectly controlled by the Company, and to transfer to the Company any stock or other interest in any such subsidiary or business entity (which you may hold as a result of your employment with the Company), effective upon your cessation of employment with the Company or at any other time at the request of the Company. At the request of the Company, and at its cost, you agree to execute any statement or document, or take such other action, to effectuate such resignations and transfers. Note, this provision does not apply to any equity you may hold in the Company, only to direct or indirect subsidiaries of the Company.

You also agree to return all Company property to the Company upon your cessation of employment or at any other time at the request of the Company

By executing this offer letter, you represent and warrant that your performance under this offer letter does not and will not breach any agreement you have entered into, or will enter into, with any other party. You must disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. You shall not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of any former employer, and that you will not in any way utilize any such information in performing your duties for the Company. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case.

All payments made by the Company to you under this offer letter shall be net of any tax or other amounts required to be withheld by the Company under applicable law. Nothing in this offer letter shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

The parties intend that this offer letter will be administered in accordance with Section 409A of the Code. To the extent that any provision of this offer letter is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder are exempt from or comply with Section 409A of the Code. The parties agree that this offer letter may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

You and the Company acknowledge this offer letter, and the other written agreements referred to herein, contain the entire understanding of the parties concerning the subject matter hereof. You and the Company acknowledge that this offer letter supersedes any prior agreement between you and the Company concerning the subject matter hereof.

If any provision of this offer is held invalid or unenforceable in whole or in part, such provision, to the extent it is invalid or unenforceable, shall be revised to the extent necessary to make the provision, or part hereof, valid and enforceable, consistent with the intentions of the parties hereto. Any provision of this offer that is held invalid or unenforceable, in whole or in part, shall not affect the validity and enforceability of the other provisions of this agreement which shall remain in full force and effect.

This offer letter may be amended, superseded or canceled only by a written instrument specifically stating that it amends, supersedes or cancels this offer letter, executed by you and the Company.

This offer of employment shall be governed, construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflict of laws rules.

Michael, I am very excited about your decision to join GCP and we look forward to a productive and rewarding relationship.

Sincerely,

/s/ Simon Bates

Simon Bates
President & Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Michael W. Valente
Michael W. Valente

Date: 1/13/2021

cc:	Thomas M. Tabaczynski